UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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BELLSOUTH CORPORATION

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March 8, 2006
Dear Retired Directors and Officers:
     Several of you have asked whether BellSouth’s proposed merger with AT&T would have any adverse effect on your retirement benefits. I want to alleviate any concerns or anxiety that you may have in that regard.
     No changes to BellSouth’s pension and 401(k) plans are required by the merger agreement. You will continue to receive your pension benefits, and will continue to be entitled to your 401(k) balances, in accordance with the terms of those plans. Since the company’s pension and 401(k) plans are tax-qualified, the assets in these trusts are protected and set aside from the claims of all of the company’s creditors. Also, BellSouth’s pension trusts are well-funded, as are AT&T’s.
     Of course, following closing, all decisions regarding these retirement benefit plans will be made by AT&T. However, no future decisions can reduce your existing rights to payment of these benefits. After the merger, the benefits under the pension and 401(k) plans will continue to be protected from the claims of the company’s creditors. Those protections will continue even if, over time, BellSouth’s pension and 401(k) plans are integrated into similar plans maintained by AT&T.
     In addition to your pension and 401(k) benefits, you are probably wondering whether, as a result of the merger, there will be any changes in the status of benefits under BellSouth’s nonqualified supplemental pension plan (known as “SERP”) and the various nonqualified deferred compensation plans. These benefits represent binding obligations of BellSouth. Participants in these plans have the rights of a general, unsecured creditor of the company. Following BellSouth’s merger with AT&T, benefits under these plans will remain binding obligations of the successor company without change.
     A number of years ago, BellSouth established several trusts (so called “rabbi” trusts) to secure these nonqualified benefits. The rabbi trusts are irrevocable, and their assets are maintained separate and apart from the company’s assets. The trusts are presently funded with assets valued at approximately $1.5 billion, which represents the estimated present value of the company’s obligations under these nonqualified benefit plans. The assets held in the rabbi trusts generally may not be used by the company for any purpose other than to pay plan benefits. However, as required by law, these assets remain subject to the claims of the employer’s creditors upon insolvency or bankruptcy.
     Accordingly, you and all of the participants in these benefit plans may feel comfortable that the benefits promised under these plans should be paid to you as you become eligible to receive payments under each individual plan’s terms.
     If you have any questions, e-mail me or give me a call at (404) 249-3400.

Richard D. Sibbernsen

NOTE: In connection with the proposed merger, AT&T intends to file a registration statement on Form S-4, including a joint proxy statement of AT&T and BellSouth, and AT&T and BellSouth will file other materials with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement, including the joint proxy statement (and all amendments and supplements to it) and other materials when they become available because they contain important information. Investors will be able to obtain free copies of the registration and joint proxy statement, when they becomes available, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site (www.sec.gov). Copies of AT&T’s filings may also be obtained for free from AT&T at AT&T’s Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, Atlanta, Georgia 30309.
AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T’s preliminary proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on February 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants will be included in the registration and joint proxy statement, and the other relevant documents filed with the SEC when they become available.